AMENDMENT TO
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 21st day of August, 2012, is entered into by and between The Aegis Funds, a Delaware trust (“Trust”), Aegis Financial Corporation, (“Advisor”) and Quasar Distributors, LLC (the “Distributor”), as parties to the Distribution Agreement dated November 10th, 2011, (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Effective as of the date stated above, Section 2(A) of the Agreement shall be amended as set forth below;

Amended Section 2(A)

A.
The distributor agrees to sell Shares on a best efforts basis as agent for the Fund upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as both may be amended or supplemented, relating to the Fund and included in the currently effective registration statement (the “Registration Statement”) of the Fund filed under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act.  The Fund shall in all cases receive the net asset value per share on all sales.  If a sales charge is in effect, the Distributor shall remit the sales charge (or portion thereof) to broker-dealers who have sold Shares as described in Section 2(G), below.  Except as otherwise provided herein, in no event shall the Distributor be entitled to all or any portion of such sales charge.

Effective as of the date stated above, Section 2 of the Agreement shall also be amended as follows: to incorporate subsection L. as set forth below.  Section 5 of the Agreement shall also be amended, as set forth below.

Amended Section 2. Services and Duties of the Distributor

L.
The Distributor shall retain the underwriter concession, if any is described in the Prospectus, on each sale of Fund Shares.  The Distributor shall also retain the sales charge, as described in the Prospectus, not otherwise assigned and received by a selling broker-dealer in accordance with an executed dealer agreement.  At the discretion of the Distributor, a portion of such sales charges and the underwriter concessions received by the Distributor, as described in Exhibit B, may be used to offset the compensation owed to the Distributor for its services as described in Exhibit B of this Agreement.

Amended Section 5. Compensation

As compensation for the services performed and the expenses assumed by the Distributor under this Agreement including, but not limited to, any commissions paid for sales of Shares, the Distributor shall be entitled to (1) all underwriter concessions, if any, (2) the sales charges on accounts for which there is no selling broker-dealer of record, and (3) the fees and expenses set forth in Exhibit B hereto, (as amended from time to time by mutual consent of the parties).  The fees and expenses set forth in Exhibit B shall be paid to the Distributor by the Trust from sales charges collected upon purchases of Fund Shares by shareholders and from fees payable by the appropriate Fund pursuant to the Trust’s Distribution Plan under Rule 12b-1 (the “Distribution Plan”), or if the Distribution Plan is discontinued, or if the Advisor otherwise determines that Rule 12b-1 fees shall not, in whole or in part, be used to pay the Distributor, the Advisor shall be responsible for the payment of the amount of such fees and expenses not covered by Rule 12b-1 payments.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THE AEGIS FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/ Scott L. Barbee	By: /s/ James R. Schoenike
Scott L. Barbee	James R. Schoenike

Title: President	Title: President

AEGIS FINANCIAL CORPORATION

By: /s/ Scott L. Barbee

Title: President

Amended Exhibit B to the Distribution Agreement
QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES ANNUAL FEE SCHEDULE
Commissions or Underwriter Concessions
All Default Sales Load and Underwriter Concessions, if any on sales of Fund Shares (Underwriter Concessions) payable to Quasar.

Basic Distribution Services*
•  Base annual fee: $[   ]/Fund

Standard Advertising Compliance Review
•  $[   ] per communication piece for the first [   ] pages (minutes if tape or video); $[   ] /page (minute if tape or video) thereafter.
•  $[   ] FINRA filing fee per communication piece for the first [   ] pages (minutes if tape or video); $[   ] /page (minute if tape or video) thereafter.  [FINRA filing fee subject to change.]
               (FINRA filing fee may not apply to all communication pieces)

Expedited Advertising Compliance Review
•  $[   ] for the first [   ] pages (minutes if audio or video); $[   ] /page (minute if audio or video) thereafter, [   ] hour initial turnaround.
•  $[   ] FINRA filing fee per communication piece for the first [   ] pages (minutes if audio or video); $[   ] /page (minute if audio or video) thereafter.  [FINRA filing fee subject to change.]
               ([   ] day turnaround IF accepted by FINRA, FINRA filing fee may not apply to all communication pieces)

Fund Fact Sheets
 Design- $[   ]per fact sheet, includes first production
 Production- $[   ] per fact sheet per production period
 All printing costs are out of pocket expenses, and in addition to the deign fee and production fee

FINRA Licensing of Investment Advisor’s Staff (if desired) as broker-dealer representatives
•  $[   ] per year per registered representative (“RR”)
•  Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
•  Plus all associated FINRA and State fees for RRs, including license and renewal fees.
•  $[   ] / if FINRA designated branch location

Out-of-Pocket Expenses (if applicable)*
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•  typesetting, printing and distribution of Prospectuses and shareholder reports
•  production, printing, distribution and placement of advertising and sales literature and materials
•  engagement of designers, free-lance writers and public relations firms
•  long-distance telephone lines, services and charges
•  postage
•  overnight delivery charges
•  FINRA registration and filing fees, to include late U5 charges (if applicable)
(FINRA advertising filing fees are included in Advertising Compliance Review section above)
•  travel, lodging and meals

Fees are billed monthly.

*Subject to CPI Increase, Milwaukee MSA